Exhibit 99.1

Contact:
Ed Dickinson
Chief Financial Officer, 636.916.2150

LMI AEROSPACE, INC. ANNOUNCES THIRD QUARTER 2011 RESULTS

Company Updates Guidance for 2011and 2012

ST. LOUIS, November 8, 2011 – LMI Aerospace, Inc. (NASDAQ: LMIA), a leading provider of design engineering services, structural assemblies, kits and components to the aerospace, defense and technology markets, today announced financial results for the third quarter of 2011.

Third Quarter 2011 Highlights

-	Sales of $64.8 million in the third quarter of 2011, up 23.9 percent from $52.3 million in the prior year quarter

-	Earnings per diluted share of $0.35 compared to $0.23 per diluted share in the prior year quarter

-	Guidance for 2011 reduced to reflect revenue deferrals and cancellations; guidance for 2012 increased for 2011 deferrals and new awards

Third Quarter Results

Net sales for the third quarter of 2011 were $64.8 million compared to $52.3 million in the third quarter of 2010, with net sales of Aerostructures increasing to $44.0 million in the third quarter of 2011 from $34.4 million in the third quarter of 2010 and Engineering Services increasing to $20.8 million in the third quarter of 2011 from $18.0 million in the third quarter of 2010.  Earnings per diluted share were $0.35 in the third quarter of 2011, up from $0.23 per diluted share in the third quarter of 2010.

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“Revenue for the third quarter of 2011 at our Aerostructures segment lagged our expectations, primarily due to a $0.9 million adjustment to Boeing 737 model shipments as a Tier One customer worked off excess inventory and a $1.0 million reduction of shipments of certain helicopter assemblies because of delays in receiving tooling engineering data,” said Ronald Saks, Chief Executive Officer of LMI Aerospace.  “In addition, revenue of our Engineering Services segment was reduced by $0.2 million due to unexpected costs on a fixed price contract for a Boeing tooling program, and gross profit was reduced by $0.3 million on a fixed price corporate jet program,” added Saks.

“These revenue deferrals should improve 2012, and cancellation of orders for certain aftermarket kits should be more than offset by growing orders in 2012.  However, our execution of operations at certain manufacturing plants and engineering offices was not as effective as it has been in recent quarters, and adjustments have been made to increase throughput at the Aerostructures segment and to better control costs of fixed price contracts at our Engineering Services segment.  The combination of these factors reduced gross margin by about $0.9 million from the previous quarter and is not expected to recur.  Our plants are adding employees and increasing direct labor hours as we prepare for expected increases in production rates of a number of aircraft models.” Saks said.

Net sales for the Aerostructures segment for the third quarter of 2011 and 2010, respectively, were as follows:

Category	Q3 2011	% of Total	Q3 2010	% of Total
	($ in millions)
Large commercial aircraft	$17.0	38.6%	$12.5	36.3%
Corporate and regional aircraft	13.8	31.4%	9.9	28.8%
Military	9.9	22.5%	9.5	27.6%
Other	3.3	7.5%	2.5	7.3%
Total	$44.0	100.0%	$34.4	100.0%

Net sales for each sector in the Aerostructures segment increased.  The growth in large commercial aircraft net sales resulted from increased deliveries for the Boeing 747, higher demand for winglet products, and growth in a frames program on the Boeing 777 model.  Corporate and regional aircraft net sales benefited from increased deliveries for the Gulfstream G450, G550 and G650 and tooling revenue for the Mitsubishi Regional Jet.  Military programs increased largely due to higher revenue on the Blackhawk program.

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Service revenues for the Engineering Services segment for the third quarter of 2011 and 2010, respectively, were as follows:

Category	Q3 2011	% of Total	Q3 2010	% of Total
	($ in millions)
Large commercial aircraft	$6.3	30.3%	$7.9	43.9%
Corporate and regional aircraft	6.2	29.8%	5.0	27.8%
Military	5.2	25.0%	3.8	21.1%
Other	3.1	14.9%	1.3	7.2%
Total	$20.8	100.0%	$18.0	100.0%

Service revenues for large commercial aircraft decreased due to design maturation of the Boeing 747-8 model and decreased engineering requirements for the Airbus A350 platform.  Growth in corporate and regional aircraft was driven by engineering support for Bombardier’s Learjet 85, which more than offset declines in the Mitsubishi Regional Jet and G650 programs as the design phase of these projects neared completion.  Services to the new Boeing 767 tanker program provided growth in the military sector, offsetting declines from other military programs, principally the winding down of a manufacturing engineering project for the F-35 program.  Service revenues on various tooling programs, including the Boeing model 747 Large Cargo Freighter, increased other Engineering Services net sales.

Consolidated gross profit was $15.3 million, or 23.6 percent of net sales, in the third quarter of 2011 compared to $12.0 million, or 22.9 percent of net sales, in the third quarter of 2010.  The Aerostructures segment generated gross profit of $11.9 million, or 27.0 percent of net sales, in the third quarter of 2011 compared to $8.9 million, or 25.9 percent of net sales, in the third quarter of 2010.  The increased margins were driven by improved efficiencies on higher net sales in the current quarter and a beneficial adjustment to expected workers compensation costs.  The Engineering Services segment generated third quarter 2011 gross profit of $3.5 million, or 16.8 percent of net sales, versus $3.0 million, or 16.7 percent of net sales, for the third quarter of 2010.  Although Engineering Services benefited from growing sales, cost growth on certain fixed price contracts resulted in lower than expected gross margins for the quarter.

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Selling, general and administrative expenses (SG&A) were $8.7 million, or 13.4 percent of net sales, for the third quarter of 2011, up from $8.1 million, or 15.5 percent of net sales, for the third quarter of 2010.  The growth was primarily attributable to increased payroll and fringe benefit costs.  SG&A for the Aerostructures segment for the third quarter of 2011 was $6.7 million, up from $6.4 million in the third quarter of 2010, and SG&A for the Engineering Services segment was $2.0 million in the third quarter of 2011, up from $1.7 million in the third quarter of 2010.

Other expense, net increased to $0.3 million in the third quarter of 2011 due to losses on foreign currency transactions and non-recurring financing transaction costs.  The effective income tax rate was 33.2 percent in the third quarter of 2011 compared to 27.0 percent in the third quarter of 2010.  The lower effective income tax rate in the third quarter of 2010 was due to higher levels of credits and lower state taxes than had been estimated when the company filed its 2009 income tax returns.

The company generated free cash flow of $1.7 million in the third quarter of 2011 compared to $4.7 million in the third quarter of 2010.  Accounts receivable and inventory used $2.4 million of cash, and capital expenditures were $3.1 million in the quarter.

The company also announced that backlog at September 30, 2011, was $219.2 million compared to $226.0 million at September 30, 2010.

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2011 Guidance

LMI announced that 2011 guidance has been changed, and it now expects total net sales for 2011 of between $253.3 million and $259.3 million, net of eliminations of approximately $1.7 million.  Overall gross profit is estimated to be between 24.1 percent and 24.4 percent, and selling, general and administrative expenses are expected to be between $33.8 million and $35.2 million.  Interest and other expenses are expected to be approximately $1.4 million, and the effective tax rate is expected to be approximately 32.5 percent.  Depreciation, amortization and stock-based compensation expenses are expected to be approximately $7.2 million.  The guidance for each segment is as follows:

Aerostructures

-	Net sales of between $169.0 million and $171.0 million

-	Gross profit of between 27.2 percent and 27.5 percent

-	SG&A of between $26.0 million and $27.0 million

Engineering Services

-	Net sales of between $86.0 million and $90.0 million

-	Gross profit of between 17.6 percent and 18.2 percent

-	SG&A of between $7.8 million and $8.2 million

The Company’s net sales estimate for 2011 was reduced because of deferrals of $0.9 million of Boeing 737 revenue due to a one time customer inventory adjustment, $2.0 million of military helicopter revenue transferred to 2012 due to delays in receiving tooling engineering data and $2.0 million in tooling on a regional jet program that is expected to be invoiced in the first quarter of 2012.

2012 Guidance

For 2012, the company expects net sales of between $290.0 million and $308.0 million.  Gross profit is planned to be between 24.1 percent and 25.1 percent.  Selling, general and administrative expenses are estimated to be between $35.8 million and $37.2 million.  Interest and other expenses are expected to be approximately $1.1 million, and the effective tax rate is expected to be between 34.0 percent and 35.0 percent.  Depreciation, amortization and stock-based compensation expenses are estimated to range between $8.2 million and $8.6 million.  Expectations for each segment for 2012 are as follows:
Aerostructures

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-	Net sales of between $198.0 million and $210.0 million

-	Gross profit of between 27.0 percent and 28.0 percent

-	SG&A of between $27.5 million and $28.5 million

Engineering Services

-	Net sales of between $92.0 million and $98.0 million

-	Gross profit of between 18.0 percent and 19.0 percent

-	SG&A of between $8.3 million and $8.7 million

“As stated in previous quarters, we are pursuing several large expansion projects in order to accommodate increasing orders,” said Saks.  “In recent months we have received a substantial design build award from a military aircraft customer and a $40,000 per shipset Gulfstream G650 award from a Tier One customer.  During the balance of 2011, we expect additional awards for assemblies and components on Boeing 737 and 787 models as well as the Gulfstream G650.  We have begun a mentoring program for three suppliers based in South Carolina and have some additional long-term agreements that are expected to be finalized in the fourth quarter of 2011.  Our 2012 revenue guidance was raised to reflect the carryover of the deferred 2011 revenue described above and a potential expansion of our Mexicali plant in response to possible additional demand there from two customers.  After a brief lull in demand for engineers and the conclusion of a planning project for a military customer, our Engineering Services segment has been aggressively hiring in the fourth quarter of 2011 to satisfy increasing demand for both design and stress engineers on two large long-term projects.  As a result, we are improving our assimilation and training programs for new employees, and we are exploring joint ventures with non-US companies for both engineering services and manufactured product.”

LMI Aerospace, Inc. is a leading provider of design engineering services, structural assemblies, kits and components to the aerospace, defense and technology markets.  Through its Aerostructures segment, the company primarily fabricates, machines, finishes, integrates, assembles and kits formed close-tolerance aluminum and specialty alloy and composite components and higher level assemblies for use by the aerospace, defense and technology industries.  It manufactures more than 30,000 products for integration into a variety of aircraft platforms manufactured by leading original equipment manufacturers and Tier 1 aerospace suppliers.  Through its Engineering Services segment, operated by its D3 Technologies, Inc. subsidiary, the company provides a complete range of design, engineering and program management services, supporting aircraft lifecycles from conceptual design, analysis and certification through production support, fleet support and service life extensions via a complete turnkey engineering solution.

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This news release includes forward-looking statements related to LMI Aerospace, Inc.’s outlook for 2011 and 2012, which are based on current management expectations.  Such forward-looking statements are subject to various risks and uncertainties, many of which are beyond the control of LMI Aerospace, Inc. Actual results could differ materially from the forward-looking statements as a result of, among other things, the factors detailed from time to time in LMI Aerospace, Inc.’s filings with the Securities and Exchange Commission.  Please refer to the Risk Factors contained in the company’s Annual Report on Form 10-K for the year ended December 31, 2010, and any risk factors set forth in the company’s other subsequent filings with the Securities and Exchange Commission.

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LMI Aerospace, Inc.
Condensed Consolidated Balance Sheets
(Amounts in thousands, except share and per share data)
(Unaudited)

	September 30, 2011	December 31, 2010
Assets
Current assets:
Cash and cash equivalents	$8,298	$1,947
Trade accounts receivable, net of allowance of $263 at September 30, 2011 and $253 at December 31, 2010	39,732	34,006
Inventories	49,156	45,148
Prepaid expenses and other current assets	2,353	2,729
Deferred income taxes	2,927	3,846
Total current assets	102,466	87,676

Property, plant and equipment, net	25,237	21,346
Goodwill	49,102	49,102
Intangible assets, net	18,138	20,827
Other assets	2,401	898
Total assets	$197,344	$179,849

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$10,124	$7,898
Accrued expenses	12,480	11,246
Short-term deferred gain on sale of real estate	233	233
Current installments of long-term debt and capital lease obligations	57	181
Total current liabilities	22,894	19,558

Long-term deferred gain on sale of real estate	2,898	3,073
Long-term debt and capital lease obligations, less current installments	-	28
Long-term deferred revenue	799	-
Deferred income taxes	7,385	7,427
Total long-term liabilities	11,082	10,528

Shareholders’ equity:
Common stock, $0.02 par value per share; authorized 28,000,000 shares; issued 12,122,210 and 12,075,030 shares at September 30, 2011 and December 31, 2010, respectively	242	242
Preferred stock, $0.02 par value per share; authorized 2,000,000 shares; none issued at either date	-	-
Additional paid-in capital	74,506	73,440
Treasury stock, at cost, 254,142 shares at September 30, 2011 and 301,772 shares at December 31, 2010	(1,206)	(1,432)
Retained earnings	89,826	77,513
Total shareholders’ equity	163,368	149,763
Total liabilities and shareholders’ equity	$197,344	$179,849

LMI Aerospace, Inc.
Condensed Consolidated Statements of Income
(Amounts in thousands, except share and per share data)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010

Sales and service revenue
Product sales	$42,704	$33,036	$119,102	$109,937
Service revenues	22,063	19,248	69,912	58,707
Net sales	64,767	52,284	189,014	168,644
Cost of sales and service revenue
Cost of product sales	31,316	24,553	85,822	81,099
Cost of service revenues	18,119	15,766	58,057	47,949
Cost of sales	49,435	40,319	143,879	129,048
Gross profit	15,332	11,965	45,135	39,596

Selling, general and administrative expenses	8,681	8,231	25,855	24,034
Income from operations	6,651	3,734	19,280	15,562

Other income (expense):
Interest expense, net	(255)	(160)	(510)	(554)
Other, net	(289)	55	(851)	10
Total other expense	(544)	(105)	(1,361)	(544)

Income before income taxes	6,107	3,629	17,919	15,018
Provision for income taxes	2,029	980	5,606	5,137

Net income	$4,078	$2,649	$12,313	$9,881

Amounts per common share:
Net income per common share	$0.35	$0.23	$1.07	$0.87

Net income per common share assuming dilution	$0.35	$0.23	$1.05	$0.85

Weighted average common shares outstanding	11,584,510	11,442,567	11,547,558	11,409,718

Weighted average dilutive common shares outstanding	11,755,055	11,655,193	11,732,989	11,623,058

LMI Aerospace, Inc.
Condensed Consolidated Statements of Cash Flows
(Amounts in thousands)
(Unaudited)

	Nine Months Ended September 30,
	2011	2010
Operating activities:
Net income	$12,313	$9,881
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	5,351	5,520
Intangible asset impairment	1,163	-
Contingent consideration write-off	(1,235)	-
Restricted stock compensation	912	1,381
Charges for inventory obsolescence and valuation	722	1,004
Change in deferred tax assets and liabilities	877	-
Other noncash items	(5)	(277)
Changes in operating assets and liabilities:
Trade accounts receivable	(5,787)	2,584
Inventories	(4,730)	124
Prepaid expenses and other assets	(968)	811
Accounts payable	2,226	(1,294)
Accrued expenses	3,350	3,601
Net cash provided by operating activities	14,189	23,335
Investing activities:
Additions to property, plant and equipment	(7,723)	(5,931)
Other, net	(9)	(671)
Net cash used by investing activities	(7,732)	(6,602)
Financing activities:
Principal payments on long-term debt and notes payable	(152)	(264)
Advances on revolving line of credit	-	13,520
Payments on revolving line of credit	-	(30,520)
Other, net	46	534
Net cash used by financing activities	(106)	(16,730)
Net increase in cash and cash equivalents	6,351	3
Cash and cash equivalents, beginning of year	1,947	31
Cash and cash equivalents, end of quarter	$8,298	$34

LMI Aerospace, Inc.
Selected Non-GAAP Disclosures
(Amounts in thousands)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010

Non-GAAP Financial Information
Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA)(1):

Net Income	$4,078	$2,649	$12,313	$9,881

Income tax expense	2,029	980	5,606	5,137
Depreciation and amortization	1,781	1,805	5,351	5,520
Intangible asset impairment	-	-	1,163	-
Contingent consideration	-	-	(1,235)	-
Stock based compensation	354	464	912	1,381
Interest expense, net	255	160	510	554
Other, net	289	(55)	851	(10)

Adjusted EBITDA	$8,786	$6,003	$25,471	$22,463

Free Cash Flow (2):

Net cash provided by operating activities	$4,827	$6,136	$14,189	$23,335
Less:
Capital expenditures	(3,131)	(1,466)	(7,723)	(5,931)

Free cash flow	$1,696	$4,670	$6,466	$17,404

1. We believe Adjusted EBITDA is a measure important to many investors as an indication of operating performance by the business. We feel this measure provides additional transparency to investors that augments but does not replace the GAAP reporting of net income and provides a good comparative measure. Adjusted EBITDA is not a measure of performance defined by GAAP and should not be used in isolation or as a substitute for the related GAAP measure of net income.

2. We believe Free Cash Flow is a measure of the operating cash flow of the Company that is useful to investors. Free Cash Flow is a measure of cash generated by the Company for such purposes as repaying debt or funding acquisitions. Free Cash Flow is not a measure of performance defined by GAAP and should not be used in isolation or as a substitute for the related GAAP measure of cash provided by operating activities.